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Exhibit 11
Computation of Earnings Per Common Share

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
                                             Three Months Ended                                                          Proforma
                                                December 31,                         Years Ended September 30,         Year Ended
                                          -----------------------      -------------------------------------------   --------------
                                              1996       1995              1996           1995            1994       Sept. 30, 1996
                                          ----------  -----------      ------------     ----------      ----------   --------------
Primary earnings
 Net income (loss)                        $(355,000)   $(368,000)      $(2,961,000)     $1,815,000      $(924,000)     $(1,123,000)
                                          ----------  ----------       ------------     ----------      ----------     ------------
                                          ----------  ----------       ------------     ----------      ----------     ------------
Shares
 Weighted average number of
  common shares outstanding               13,882,482   8,452,066        10,212,236       5,142,498      2,504,762       10,212,236

 Assumed exercise of options
  and warrants (as determined by
   the application of the treasury
    stock method)                                 -           -                  -        957,196              -                -
                                         -----------   ----------     ------------     ----------      ----------     ------------
Weighted average number of common
 shares outstanding as adjusted           13,882,482    8,452,066       10,212,236      6,099,694      2,504,762       10,212,236
                                         -----------   ----------     ------------     ----------      ----------     ------------
                                         -----------   ----------     ------------     ----------      ----------     ------------
Primary earnings per common share
 Net income (loss)                             $(.03)       $(.04)           $(.29)          $.30           $(.37)           $(.11)
                                         -----------   ----------     ------------     ----------      ----------     ------------
Fully  diluted earnings
 Net income (loss)                         $(355,000)   $(368,000)     $(2,961,000)    $1,815,000       $(924,000)     $(1,123,000)
                                         -----------   ----------     ------------     ----------      ----------     ------------
                                         -----------   ----------     ------------     ----------      ----------     ------------
Shares
 Weighted average number of common
  shares outstanding as adjusted          13,882,482    8,452,066       10,212,236      6,099,694       2,504,762       10,212,236

Assuming conversion of convertible
 preferred stock and convertible debt          9,602        8,667               -         208,000         118,307                -

                                         -----------   -----------    ------------     ----------      ----------     ------------
Weighted average number of common
 shares outstanding as adjusted           13,892,084     8,460,733      10,212,236      6,307,694       2,623,069       10,212,236
                                         -----------   -----------    ------------     ----------      ----------     ------------
                                         -----------   -----------    ------------     ----------      ----------     ------------
Fully diluted earnings per common share
 Net income (loss)                             $(.03)       $(.04)           $(.29)          $.29           $(.35)           $(.11)
                                         -----------  -----------     ------------     ----------      ----------     ------------

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